Trader.com announces sale of its California properties to Target Media
Partners

Amsterdam, The Netherlands - October 22nd, 2001

Trader.com N.V., a global leader in classified advertising, announces that it has sold its California operations to Target Media Partners for an undisclosed amount of cash. It expects to record a gain on sale of approximately $3.4 million. These operations consist of four advertising papers and one website located in San Luis
Obispo and Oroville, California, including the Great Northern Wheels and Deals, Photo Ad and the Easy Ad brands. Revenues for the California operations in 2000 were $4.8 million.

John H. MacBain, Trader.com President and Chief Executive Officer, commented, "The sale of our California business permits us to focus on more strategic business opportunities."

Trader.com remains present in the USA with brands in Indiana and Tennessee.

Target Media Partners has 10 national publications and local operations in 18 states, including 12 publications in California.

Mark Schiffmacher, Target Media Partners CEO, said "Local ownership and operation will enable these publications to enjoy continued growth in their markets."

About Trader.com

Trader.com is a global leader in classified advertising. The group was founded in Canada under the name Hebdo Mag in 1987 as a private company. Today, Trader.com connects buyers and sellers through 296 publications (more than 8 million readers per week) and 64 websites in 20 countries (180 million page views per month in June 2001). Trader.com has over 5,100 employees worldwide, of whom over 2,000 are sales people. Trader.com is listed on the NASDAQ (TRDR) and Premier Marche (First Market of the Paris Stock Exchange - SICOVAM code 5729 and Reuters code: TRD).

About Target Media Partners

Target Media Partners, based in Santa Barbara and Los Angeles California, is the largest independent publisher of classified and speciality advertising products in the US. Target Media Partners' 50 publications reach over 2 million readers each week in the USA. TMP is closely held by its management and global investment bank Credit Suisse First Boston.

Media & Investor Relations Contact Information:

Trader.com
Pierre-Yves Bimont-Capocci
Executive Vice President Strategy, Marketing & Communications
7 rue Drouot
75009 Paris
France

Tel: + 33 1 53 34 52 04
Fax: + 33 1 53 34 50 97
pierre.bimont@trader.com

Analyst and Investor relations:

CI Communications
14, rue de Bassano
75116 Paris
France

Contact: Frederic Bourdon
Tel: +33 1 47 23 90 48
Fax: +33 1 47 23 88 98
Email: bourdon@cicommunication.com

Forward looking statement

Certain statements in this press release may be considered to be "forward looking statements" as that term is defined in The United States' Private
Securities Litigation Reform Act of 1995, such as statements that include the words or phrases "are expected to," "will continue," " is anticipated,"
"estimate," "project," "expectations" or similar expressions. Such statements are subject to risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified in our
2000 Form 20-F, which is on file with the United States Securities and Exchange Commission, including risks or uncertainties relating to our history of reported losses, the control of our company by a small group of shareholders, our highly competitive industry, our ability to make and integrate acquisitions, political and economic conditions generally in the global economy or specifically in the countries in which we operate including Russia, the currencies in which we do business, our ability to smoothly transition to the Euro in those countries where it has been adopted, our dependence on our management team, our expansion plans and workforce requirements, our content, our brands, our dependence on advertising including print and online advertising, our ability to expand our online business, the limited history of our online business, our ability to successfully execute our business strategy, the expansion of the Internet and our dependence on the growth of Internet usage, as well as general economic and market conditions.